Exhibit 99.1

For Immediate Release:  April 20, 2010

Bridge Capital Holdings Reports Financial Results
For the First Quarter Ended March 31, 2010

Conference Call and Webcast Scheduled for Tuesday, April 20, 2010 at
5:00 p.m. Eastern Time

San Jose, CA – April 20, 2010 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2010.

The Company reported net operating income of $365,000 for the three months ended March 31, 2010 representing an increase of $32,000, or 10%, compared to net operating income of $333,000 for the same period one year ago.  Net income available to common shareholders was reduced by preferred dividends of $1.1 million and $1.0 million during the first quarter of 2010 and 2009, respectively, resulting in a loss per diluted share of $(0.11) and $(0.10), respectively.

For the quarter ended March 31, 2010, the Company’s return on average assets and return on average equity were 0.19% and 1.35%, respectively, and compared to 0.15% and 1.20%, respectively, for the same period in 2009.

First Quarter Highlights

•
Substantially strengthened Tier 1 capital through completion of an early conversion of the preferred stock held by Carpenter Community BancFund into common stock, which improved the Company’s Tangible Common Equity Ratio to 10.09% at March 31, 2010 from 6.57% at December 31, 2009.  In addition, regulatory capital ratios continue to substantially exceed the definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 19.23%, a Tier I Capital Ratio of 17.96%, and a Tier I Leverage Ratio of 15.17%.

•
The conversion also resulted in accretion to book value per common share. At March 31, 2010 book value per common share was $8.00, representing an increase of $0.19, or 3%, from $7.81 at December 31, 2009.

•
Net interest margin increased 53 basis points, or 12%, to 5.05% for the quarter ended March 31, 2010, compared to 4.52% for the quarter ended March 31, 2009.  Net interest margin was 4.68% for the quarter ended December 31, 2009.

•
The Company recorded a provision for loan losses of $1.3 million, primarily to reflect growth in the loan portfolio.  This resulted in an allowance for credit losses representing 2.76% of gross loans at March 31, 2010, compared with 2.78% at December 31, 2009 and 2.77% one year earlier.   At March 31, 2010, the allowance for credit losses represented coverage of 122.23% of nonperforming loans, compared to 94.14% at December 31, 2009 and 73.68% at March 31, 2009.

•	Nonperforming assets decreased to $19.8 million, or 2.31% of total assets, as of March 31, 2010, from $23.5 million, or 2.79% of total assets, at December 31, 2009.

•
Construction and land development loans together decreased $62.8 million, or 57%, from one year ago.   At March 31, 2010, construction and land development loans were $46.6 million, or 8.0% of total loans, down from $109.3 million, or 16.7% of total loans, at March 31, 2009.

•
Total assets were $858.8 million as of March 31, 2010, representing an increase of $14.7 million compared to $844.1 at December 31, 2009, and a decrease of $22.8 million, or 3%, from $881.6 the same date one year ago.

•
Total deposits increased $13.6 million, or 2%, to $718.6 million at March 31, 2010, from $705.0 million at December 31, 2009, with demand deposits and core deposits representing 50.5% and 90.8%, respectively, of total deposits.  Demand deposits and core deposits represented 47.9% and 87.1% of total deposits at December 31, 2009, respectively.

“We are seeing positive trends in virtually all areas of our operations,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “Our net interest margin is expanding, our base of core deposits is growing, our asset quality is improving, and our capital ratios are increasing.  We are also seeing encouraging signs of loan demand in some of our target markets, which is allowing us to generate modest balance sheet growth.  We are actively engaging our markets and using our balance sheet strength and industry expertise to effectively attract new deposit and lending relationships.  We are very pleased that the steps we have taken over the past two years to help us manage through the recession have now put us in a good position to capture market share and drive improved profitability as economic conditions become more favorable.”

Net Interest Income and Margin

Net interest income of $9.9 million for the quarter ended March 31, 2010 represented an increase of approximately $401,000, or 4%, from the quarter ended December 31, 2009 and an increase of approximately $225,000, or 2%, from $9.7 million for the same quarter one year earlier.  The increase was primarily attributable to decreased levels of nonperforming assets and a lower cost of funds.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time, as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 3.25% in the quarters ended March 31, 2010, December 31, 2009 and March 31, 2009.

The Company’s net interest margin for the quarter ended March 31, 2010 was 5.05%, compared to 4.68% for the quarter ended December 31, 2009 and 4.52% for the same period one year earlier.  The sequential quarter increase in net interest margin was primarily due to the decreased levels of nonperforming assets, a lower cost of funds, and increased balance sheet leverage.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 81.27% during the quarter ended March 31, 2010, compared to an average of 78.78% for the quarter ended December 31, 2009.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was only 13 basis points in the first quarter of 2010 compared to 23 basis points in the fourth quarter of 2009.

Non-Interest Income

The Company’s non-interest income for the quarter ended March 31, 2010 was $1.6 million compared to $2.3 million for the quarter ended December 31, 2009 and $4.0 million for the same period one year ago.  Non-interest income for the quarter ending March 31, 2009 included $2.8 million as the result of acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.

Net interest income and non-interest income comprised total revenue of $11.5 million, $11.8 million, and $13.7 million for the three months ended March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

Non-Interest Expense

Non-interest expense was $9.7 million for the quarter ended March 31, 2010 compared to $10.1 million for the quarter ended December 31, 2009, and $9.5 million for the same period in 2009.  Salary and benefits expense for the quarter ended March 31, 2010 was $5.3 million compared to $4.5 million for the quarter ended December 31, 2009 and $5.6 million in the quarter ended March 31, 2009.  As of March 31, 2010, the Company employed 162 full-time equivalents (FTE) compared to 164 FTE at December 31, 2009 and 168 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 83.93% for the quarter ended March 31, 2010 compared to 85.52% for the quarter ended December 31, 2009 and 69.31% in the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2010 of $858.8 million, compared to $881.6 million on the same date one year ago.  The decrease in total assets represented a decline of $22.8 million, or 3%, compared to March 31, 2009 and was primarily the result of lower balances of Federal funds sold as liquidity from lower loan balances was used to pay off short-term borrowings and reduce high cost deposits.

Total assets at March 31, 2010 compared to $844.1 million at December 31, 2009 representing an increase of $14.7 million, or 2%.  The increase in total assets compared to December 31, 2009 was primarily due to an increase in the loan portfolio.

The Company reported total gross loans outstanding at March 31, 2010 of $585.8 million, which represented a decrease of $70.4 million, or 11%, from $656.1 million for the same date one year earlier.   The decrease in gross loans was primarily attributable to the intentional reduction of the construction and land development portfolios, which declined by $62.8 million, or 57%, over the past twelve months.  In addition, reduced utilization of lines of credit by commercial borrowers resulted in a decrease in commercial and industrial loan balances of $39.1 million, or 14%.  Gross loans outstanding at March 31, 2010 represented a $9.3 million increase over $576.4 million at December 31, 2009.  The increase was primarily attributable to growth in the factoring and asset-based lending portfolio.

The Company’s total deposits were $718.6 million as of March 31, 2010, which represented a decrease of $14.5 million, or 2%, compared to $733.1 million at March 31, 2009. The decrease in deposits was primarily due to the intentional reduction in time deposits, which decreased by $79.5 million, offset by an increase of $70.0 million in non-interest bearing demand balances.  Deposits at March 31, 2010 represented an increase of $13.6 million, or 2%, from $705.0 million at December 31, 2009.  The increase from December 31, 2009 was primarily due to increases in non-interest bearing demand deposits and money market accounts.

Demand deposits represented 50.5% of total deposits at March 31, 2010, up from 47.9% at December 31, 2009 and 39.7% at March 31, 2009.  Core deposits represented 90.8% of total deposits at March 31, 2010, up from 87.1% at December 31, 2009 and 80.2% at March 31, 2009.

Credit Quality

At March 31, 2010, nonperforming assets totaled $19.8 million, or 2.31% of total assets, compared to $23.5 million, or 2.79% of total assets, at December 31, 2009, and $28.3 million, or 3.21% of total assets, on the same date one year earlier.  The sequential quarter reduction in nonperforming assets is primarily due to the continued resolution of impaired residential construction loans.  The nonperforming assets at March 31, 2010 consisted of loans on nonaccrual or 90 days or more past due totaling $13.2 million, and other real estate owned valued at $6.6 million.  Nonperforming loans at March 31, 2010 were comprised of loans with legal contractual balances totaling approximately $19.4 million reduced by impairment charges of $6.2 million which have been charged against the allowance for credit losses.

The Company charged-off $2.1 million during the three months ended March 31, 2010 compared to $2.5 million during the three months ended December 31, 2009 and $4.3 million during the three months ended March 31, 2009.  During the three months ended March 31, 2010, the Company recognized $944,000 in loan recoveries compared to $734,000 during the three months ended December 31, 2009 and $285,000 during the three months ended March 31, 2009.

The allowance for loan losses was $16.2 million, or 2.76% of total loans, at March 31, 2010, compared to $18.2 million, or 2.77% of total loans, at March 31, 2009.  The provision for credit losses for the three months ended March 31, 2010 was $1.3 million compared to $3.7 million for the same period in 2009.  The provision for credit losses in the first quarter of 2010 was primarily added to the general reserve to reflect growth in the loan portfolio.

Capital Adequacy

During the first quarter of 2010, the Company strengthened its capital position with the completion of an early conversion of the preferred stock held by Carpenter Community BancFund. The resulting capital ratios substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 19.23%, a Tier I Capital Ratio of 17.968%, and a Tier I Leverage Ratio of 15.17%.  Additionally, the Company’s tangible common equity ratio at March 31, 2010 was 10.09% and book value per common share was $8.00, representing an increase of $0.19, or 3%, from $7.81 at December 31, 2009.

“The early conversion of the preferred stock held by Carpenter Community BancFund represents a significant milestone in the strategic plan we developed in 2008 to manage through the economic downturn,” said Thomas A. Sa, Executive Vice President, Chief Financial Officer and Chief Strategy Officer of Bridge Capital Holdings.  “The sale of the preferred stock in 2008 provided important capital to fortify our balance sheet during the depths of the recession, and now we have been able to convert the preferred stock to common equity in a manner that is accretive to book value and removes the dilutive burden of the preferred stock dividend carry.”

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.477.1461 from the United States, or 973.409.9694 from outside the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through May 4, 2010 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 69553019. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended
	03/31/10	12/31/09	03/31/09

INTEREST INCOME
Loans	$10,106	$10,132	$11,774
Federal funds sold	59	95	112
Investment securities available for sale	547	318	-
Other	45	76	74
Total interest income	10,757	10,621	11,960

INTEREST EXPENSE
Deposits	641	886	1,831
Other	241	261	479
Total interest expense	882	1,147	2,310

Net interest income	9,875	9,474	9,650
Provision for credit losses	1,250	900	3,650
Net interest income after provision
for credit losses	8,625	8,574	6,000

NON-INTEREST INCOME
Service charges on deposit accounts	545	506	420
International Fee Income	428	446	399
Other non-interest income	653	1,341	3,185
Total non-interest income	1,626	2,293	4,004

OPERATING EXPENSES
Salaries and benefits	5,284	4,537	5,567
Premises and fixed assets	1,052	1,041	1,114
Other	3,317	4,485	2,782
Total operating expenses	9,653	10,063	9,463

Income before income taxes	598	804	541
Income taxe expense (benefit)	233	(601)	208

NET INCOME	$365	$1,405	$333

Preferred dividends	1,060	1,065	1,017
Net income (loss) available to common shareholders	$(695)	$340	$(684)

EARNINGS PER SHARE
Basic earnings (loss) per share	$(0.11)	$0.05	$(0.10)
Diluted earnings (loss) per share	$(0.11)	$0.05	$(0.10)
Average common shares outstanding	6,576,923	6,571,479	6,571,479
Average common and equivalent
shares outstanding	6,577,258	6,810,264	6,571,479

PERFORMANCE MEASURES
Return on average assets	0.19%	0.66%	0.15%
Return on average equity	1.35%	5.11%	1.20%
Efficiency ratio	83.93%	85.52%	69.31%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09

ASSETS
Cash and due from banks	$10,273	$14,893	$15,327	$18,295	$16,637
Federal funds sold	114,790	104,260	157,845	122,500	169,080
Interest-bearing deposits	8,053	9,980	19,120	24,520	16,539
Investment securities available for sale	107,317	105,005	40,761	32,517	-
Loans:
Commercial	243,672	253,776	257,703	261,927	282,782
SBA	56,037	67,629	59,606	60,885	70,339
Real estate construction	34,330	20,601	52,888	79,738	90,268
Land and land development	12,245	12,763	13,530	14,224	19,066
Real estate other	145,959	149,617	135,326	136,016	137,960
Factoring and asset-based lending	88,127	66,660	48,413	47,790	45,295
Other	5,396	5,395	6,228	5,960	10,407
Loans, gross	585,766	576,441	573,694	606,540	656,117
Unearned fee income	(1,518)	(1,452)	(1,518)	(1,437)	(1,361)
Allowance for credit losses	(16,155)	(16,012)	(16,922)	(17,968)	(18,155)
Loans, net	568,093	558,977	555,254	587,135	636,601
Premises and equipment, net	3,314	3,566	3,909	4,169	4,504
Accrued interest receivable	3,055	2,829	2,825	2,723	2,672
Other assets	43,876	44,557	39,787	37,477	35,558
Total assets	$858,771	$844,067	$834,828	$829,336	$881,591

LIABILITIES
Deposits:
Demand noninterest-bearing	$356,787	$333,171	$313,228	$274,633	$286,749
Demand interest-bearing	6,019	4,830	4,255	4,486	4,163
Money market and savings	289,984	275,850	259,282	280,262	296,828
Time	65,834	91,195	115,294	129,740	145,358
Total deposits	718,624	705,046	692,059	689,121	733,098

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	-	10,000
Accrued interest payable	112	121	337	365	412
Other liabilities	12,015	12,059	16,204	13,079	10,231
Total liabilities	748,278	734,753	726,127	720,092	771,268

SHAREHOLDERS' EQUITY
Preferred stock	23,864	53,864	53,864	53,864	53,864
Common stock	72,741	40,934	40,656	40,301	39,921
Retained earnings	14,453	15,133	14,798	15,334	17,233
Accumulated other comprehensive (loss)	(565)	(617)	(617)	(255)	(695)
Total shareholders' equity	110,493	109,314	108,701	109,244	110,323
Total liabilities and shareholders' equity	$858,771	$844,067	$834,828	$829,336	$881,591

CAPITAL ADEQUACY
Tier I leverage ratio	15.17%	12.53%	12.38%	12.28%	11.82%
Tier I risk-based capital ratio	17.96%	15.26%	15.32%	15.08%	14.20%
Total risk-based capital ratio	19.23%	19.45%	19.57%	19.27%	18.15%
Total equity/ total assets	12.87%	12.95%	13.02%	13.17%	12.51%
Book value per common share	$8.00	$7.81	$7.83	$7.91	$8.18

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended March 31,
	2010			2009
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$571,049	7.18%	$10,106	$679,356	7.03%	$11,774
Federal funds sold	101,928	0.23%	59	174,482	0.26%	112
Investment securities	111,235	1.99%	547	-	0.00%	-
Other	9,056	2.02%	45	12,117	2.48%	74
Total interest earning assets	793,268	5.50%	10,757	865,955	5.60%	11,960

Noninterest-earning assets:
Cash and due from banks	16,495			16,776
All other assets (3)	34,007			23,262
TOTAL	$843,770			$905,993

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,058	0.13%	$2	$4,326	0.09%	$1
Money market and savings	274,861	0.53%	358	315,636	1.00%	782
Time	75,335	1.51%	281	135,779	3.13%	1,048
Other	17,749	5.51%	241	43,638	4.45%	479
Total interest-bearing liabilities	374,003	0.96%	882	499,379	1.88%	2,310

Noninterest-bearing liabilities:
Demand deposits	346,367			283,549
Accrued expenses and other liabilities	13,646			10,395
Shareholders' equity	109,754			112,670
TOTAL	$843,770			$905,993

Net interest income and margin		5.05%	$9,875		4.52%	$9,650

(1)	Loan fee amortization of $897,000 and $1.2 million, respectively, is included in interest income. Nonperforming loans havebeen included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $16.2 million and $18.4 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$16,012	$16,922	$17,968	$18,155	$18,554
Provision for credit losses, quarterly	1,250	900	650	4,000	3,650
Charge-offs, quarterly	(2,051)	(2,544)	(1,707)	(4,210)	(4,334)
Recoveries, quarterly	944	734	11	23	285
Balance, end of period	$16,155	$16,012	$16,922	$17,968	$18,155

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$13,217	$17,009	$27,745	$27,136	$23,205
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	1,437
Nonperforming loans	13,217	17,009	27,745	27,136	24,642
Other real estate owned	6,626	6,509	4,333	2,268	3,626
Nonperforming assets	$19,843	$23,518	$32,078	$29,404	$28,268

ASSET QUALITY
Allowance for credit losses / gross loans	2.76%	2.78%	2.95%	2.96%	2.77%
Allowance for credit losses / nonperforming loans	122.23%	94.14%	60.99%	66.21%	73.68%
Nonperforming assets / total assets	2.31%	2.79%	3.84%	3.55%	3.21%
Nonperforming loans / gross loans	2.26%	2.95%	4.84%	4.47%	3.76%
Net quarterly charge-offs / gross loans	0.19%	0.31%	0.30%	0.69%	0.62%